UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 16, 2024
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33706	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 North Shoreline, Ste. 800, Corpus Christi, Texas, U.S.A.	78401
(U.S. corporate headquarters)	(Zip Code)

1830 – 1188 West Georgia Street Vancouver, British Columbia, Canada	V6E 4A2
(Canadian corporate headquarters)	(Zip Code)

(Address of principal executive offices)

(361) 888-8235
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	UEC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 7.01	Regulation FD Disclosure

On January 16, 2024, Uranium Energy Corp. (the “Company” or “UEC”) issued a news release to announce that the Company’s Board of Directors has approved restarting uranium production at its fully permitted, and past producing, Christensen Ranch In-Situ Recovery (“ISR”) operations in Wyoming. The recovered uranium will be processed at the fully operational Irigaray Central Processing Plant (“CPP”) with a current licensed capacity of 2.5 million pounds U3O8 per year. The Irigaray CPP is the hub central to four fully permitted ISR projects in the Powder River Basin of Wyoming, including Christensen Ranch.

The first production is expected during August of this year and will be funded with existing cash on the Company’s balance sheet. As UEC’s strategy has been to remain 100% unhedged, produced uranium will be sold at prevailing spot market prices which was $106 per pound U3O8 as of January 15, 2024 as reported by UxC.

In the coming months, the Company will provide additional information on the expected volumes for the first year of production. The key focus in the final pre-production phase before the August restart is hiring and training of additional operations personnel to augment UEC’s experienced operations team to ensure a successful ramp-up of uranium production. New personnel are anticipated to be hired from local communities such as Buffalo, Gillette, Casper, Kaycee and Wright.

Amir Adnani, President and CEO stated: “This is the moment we have been working towards for over a decade, having acquired and further developed leading U.S. and Canadian assets with an exceptional, deeply experienced operations team. Uranium market fundamentals are the best the industry has witnessed, and various supply shocks have accelerated the bull market with recent prices eclipsing the $100 per pound level. With this exciting backdrop, we are pleased to announce our production restart in Wyoming.”

Mr. Adnani continued: “In addition to restarting production at the Company’s Wyoming operations, initiatives to resume production are also being advanced at our South Texas Hub & Spoke platform. We will provide more updates on the timing for this restart as milestones are achieved in that plan.”

Largest S-K 1300 Compliant ISR Uranium Resource Base(1) in the United States and Balance Sheet Strength

●	The Irigaray CPP is the hub central to eleven satellite ISR projects across the Powder River Basin and Great Divide Basin, four of which are fully permitted.

●	Total Measured and Indicated resources disclosed in Wyoming projects(1) are 66,198,200 lbs. with 58,460,000 tons with an average portfolio grade of 0.057% eU3O8.

●	Total Inferred resources disclosed in Wyoming projects(1) are 15,053,700 lbs. with 10,859,000 tons with an average portfolio grade of 0.069% eU3O8.

●
Combined with South Texas Hub & Spoke ISR Platform, UEC controls the largest S-K 1300 compliant ISR resource base(1) in the United States with over 75,000,000 lbs of Measured and Indicated resources and 25,000,000 lbs of Inferred resources(2).

●	$213.7 million of cash and liquid assets, with no debt, as of October 31, 2023.

(1) The Measured, Indicated and Inferred resources are the combined totals from the Company’s Regulation S-K 1300 compliant Technical Report Summaries that are available on the Company’s website and on EDGAR for each of the following:

(a) Texas Hub and Spoke ISR Project, TX, USA, dated March 9, 2023 (https://www.sec.gov/Archives/edgar/data/1334933/000143774923009111/ex_495573.htm); and

(b) Wyoming ISR Hub and Spoke Project, WY, USA, dated March 9, 2023 (https://www.sec.gov/Archives/edgar/data/1334933/000143774923009111/ex_495574.htm).

(2) Texas has 9,126,700 pounds in 4,738,000 tons for an average portfolio grade of 0.096% eU3O8 of Measured and Indicated resources, and 9,924,100 pounds in 5,469,000 tons for an average portfolio grade of 0.091% eU3O8 of Inferred resources.

Wyoming Pre-production Preparations Completed

To enable a faster production restart, extensive preparations at the Christensen Ranch wellfields and satellite processing plant were completed in 2023. This included the re-installation of equipment, re-attachment of piping and a variety of electrical testing, repairs and upgrades to the existing facilities.

Since that time, additional work has progressed, including a detailed wellfield startup plan, drilling to identify additional resources, and submittal of an application to the Wyoming Department of Environmental Quality to expand the Irigaray CPP licensed capacity from 2.5 to 4 million pounds U3O8 per year. The Mine Units (“MU”) MU7, MU8 and MU10 and their associated modules (“Header Houses”) where operations will initially resume are located on the below Figure 1 (“Mine Units for Restart of Operations”).

Figure 1. Mine Units for Restart of Operations

The technical information in the news release has been reviewed and approved by Andrew Kurrus, P.Geo., Vice President of Resource Development, for the Company, being a Qualified Person as defined by Regulation S-K 1300.

A copy of the news release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d)                  Exhibits

Exhibit	Description
99.1	News Release dated January 16, 2024.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANIUM ENERGY CORP.

DATE: January 16, 2024.	By:	/s/ Pat Obara
Pat Obara, Secretary and
Chief Financial Officer